FOR IMMEDIATE RELEASE	June 29, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION

IN OKLAHOMA CITY, OK

Freehold, New Jersey        June 29, 2017         Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 110,361 square foot industrial building located at 8000 Mid America, Blvd., Oklahoma City, OK at a purchase price of $9,000,000. The property is net-leased for 7 years to Bunzl Distribution Oklahoma, Inc., an Oklahoma corporation. The building is situated on approximately 7 acres.

Michael P. Landy, President and CEO, commented, “We are pleased to announce this acquisition. The tenant’s parent company, Bunzl plc, trades on the London Stock Exchange. Bunzl distributes non-food consumable products throughout the world. They have been in business for over 75 years. Monmouth has had an excellent experience with this tenant at another location and we are excited to expand this relationship.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 105 properties, containing a total of approximately 17.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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